Exhibit 99.7

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director appointee and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form F-1, and any amendments thereto, to be filed by Concorde International Group Ltd, a British Virgin Islands business company, with the Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement.

/s/ Mark Allen Brisson
Name:	Mark Allen Brisson
Date:	August 27, 2024